EXHIBIT 10.24

EXHIBIT A

FEE SCHEDULE

AMENDED AND RESTATED as of January 1, 2013

This Amended and Restated Exhibit A is effective as of January 1, 2013, and is attached to and made a part of the Investment Management Agreement between Stateco Financial Services, Inc. (“Stateco”) and Rockhill Insurance Company effective October 1, 2010.

Agreement

Except as amended or modified by mutual agreement of the parties hereto, Stateco shall be paid an investment management fee every quarter based on a percentage of the average asset value of invested assets which average shall be calculated by adding the market value of invested assets at the beginning of the quarter and at the end of the quarter, dividing that sum by two.

The annual fee for fixed instruments including bonds (taxable and tax-free), invested cash and preferred stock is 20 basis points or .002 times the average asset value of that category of invested asset.

The annual fee for all common stock portfolios is 50 basis points or .005 times the average asset value of that category of invested assets.

In addition, as respects the common stock portfolios, Stateco shall be entitled to a performance bonus based on the performance of the common stock portfolios determined in the following manner.

In the event the total return on any common stock portfolio exceeds for a particular quarter the total return for the S&P 500 for the same quarter, Stateco shall be paid an annual bonus of 10 basis points or .001 times the portion of the average asset value of the particular portfolio which exceeds the asset value of the same portfolio calculated based on the actual total performance of the S&P 500 for the quarter in question.

STATECO FINANCIAL SERVICES, INC.

By:	/s/ Robert P. Restrepo, Jr.
President

ROCKHILL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
President

Agreemen/Investment Management-Rockhill Fee Schedule 1-1-13